Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

MSA Elects William M. Lambert to Board

PITTSBURGH, December 13, 2007 – The Board of Directors of MSA (NYSE: MSA) has elected William M. Lambert a director. Mr. Lambert currently serves as the company’s President and Chief Operating Officer, and will succeed John T. Ryan III as Chief Executive Officer upon Mr. Ryan’s retirement in May of 2008. Mr. Lambert, 49, joined MSA in 1981 as a design engineer.

“The Board of Directors and I are delighted to welcome Bill to the MSA Board,” said John T. Ryan III, MSA Chairman and CEO. “Bill has dedicated his entire career to MSA and the safety industry, and he has a true passion for understanding the needs and desires of our customers. The leadership and perspective he will bring to the Board, gained not only from his diverse experience at MSA, but also from his outside involvement with several highly respected safety organizations, will certainly strengthen the Board’s depth as we focus on enhancing MSA’s position as the global leader in sophisticated safety.”

Over his 26-year career with MSA, Mr. Lambert has made many meaningful contributions to the company’s success. As a design engineer, Mr. Lambert pioneered the development of a revolutionary life-saving system that allows firefighters to quickly replenish their breathing apparatus air-supplies in emergency situations. The patented device, known as the Quick-Fill® System, remains an important MSA product to this day.

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Since then Mr. Lambert has served the company in a variety of capacities, including Product Line Manager for air-line respirators, Nuclear Industry Specialist, Project Engineer for self-contained breathing apparatus (SCBA) development, Director of Marketing for safety products, Vice President/General Manager of the company’s former Safety Products Division and President, MSA North America.

Mr. Lambert received a bachelor’s degree in Mechanical Engineering from Penn State University in 1980 and a master’s degree in Industrial Administration from Carnegie Mellon University in 1990.

A registered professional engineer in Pennsylvania, Mr. Lambert is Chairman of the International Safety Equipment Association (ISEA) of Arlington, Va., and also serves as secretary for the National Fire Protection Association’s technical correlating committee on Fire and Emergency Services Protective Clothing and Equipment. In addition to his professional affiliations, Mr. Lambert is a Director of the Pittsburgh Civic Light Opera and the Southwestern Pennsylvania chapter of the American Red Cross.

About MSA

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $950 million, manufacturing operations throughout the United States and Europe, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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